EXHIBIT 10.27
EXECUTION VERSION
JPMORGAN CHASE BANK, N.A.
J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, NY 10017
CONFIDENTIAL
January 8, 2008
Technitrol, Inc.
1210 Northbrook Drive, Suite 470
Trevose, Pennsylvania 19053
Attention of Drew Moyer
          Chief Financial Officer
Project Hummingbird
$500,000,000 Five-Year Senior Credit Facilities
$500,000,000 Interim Senior Credit Facilities
Commitment Letter
Ladies and Gentlemen:
     You have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMorgan” and, together with JPMCB, “we” or “us”) that Technitrol, Inc., a Pennsylvania corporation (“Technitrol” or “you”), intends to acquire (the “Acquisition”) all the outstanding share capital of Sonion A/S, a company organized under the laws of Denmark (the “Company”), as more fully described in Exhibit A attached hereto (the “Interim Facilities Term Sheet”). You have further advised us that in connection with the Acquisition you desire to obtain (a) $500,000,000 of syndicated five-year credit facilities (the “Five-Year Facilities”) or (b) in the event the Five-Year Facilities cannot be arranged by the Closing Date (such term, and each other capitalized term used but not defined in this Commitment Letter, having the meaning assigned thereto in the Interim Facilities Term Sheet), $500,000,000 of the interim credit facilities described in the Interim Facilities Term Sheet (the “Interim Facilities” and, together with the Five-Year Facilities, the “Facilities”).
     JPMCB is pleased to advise you of its commitment to provide the entire principal amount of the Interim Facilities upon the terms and subject to the conditions set forth in this Commitment Letter and in the Interim Facilities Term Sheet.
     Furthermore, JPMorgan is pleased to advise you of its agreement to use commercially reasonable efforts to arrange a syndicate of lenders willing to provide the Five-Year Facilities. The terms of the Five-Year Facilities will be as agreed by you and JPMorgan in light of prevailing market conditions.

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     You hereby appoint (a) JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner for the Facilities and (b) JPMCB to act, and JPMCB hereby agrees to act, as sole administrative agent for the Facilities, in each case on the terms and subject to the conditions set forth in this Commitment Letter and in the Interim Facilities Term Sheet. It is understood and agreed that (i) no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded in connection with the Facilities and (ii) no compensation (other than compensation expressly contemplated by the Term Sheets (as defined below) or the Fee Letter referred to below) will be paid in connection with the Facilities, in each case, unless you and we shall so agree.
     JPMCB reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions that will become parties to such definitive documentation pursuant to syndications to be managed by JPMorgan.
     You agree to assist JPMorgan in connection with the syndication and arrangement of the Facilities. Such assistance shall include (a) your using commercially reasonable efforts to ensure that syndication and arrangement efforts benefit materially from your and the Company’s existing lending relationships, (b) direct contact during the syndication and arrangement between your senior management, representatives and advisors, on the one hand, and the prospective lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the Company’s senior management, representatives and advisors and the prospective lenders), (c) your assistance (including the use of commercially reasonable efforts to cause the Company and its affiliates and advisors to assist) in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with such syndication and arrangement (collectively, the “Information Materials”) and (d) the hosting, with JPMorgan, of one or more conference calls with or meetings of prospective lenders. If JPMorgan shall so request, you also agree to use your commercially reasonable efforts to obtain from each of Standard & Poor’s Ratings Group (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) ratings of the Five-Year Facilities.
     It is agreed that JPMorgan will exclusively manage, in consultation with you, all aspects of the syndication and arrangement of the Facilities, including the selection of lenders, determination of when JPMorgan will approach potential lenders and the time of acceptance of the lenders’ commitments, any naming rights, the final allocations of the commitments among the lenders and the amount and distribution of fees among the lenders. To assist JPMorgan in its syndication and arrangement efforts, you agree promptly to prepare and provide to it (and to use commercially reasonable efforts to cause the Company and its affiliates to provide) all information with respect to you, the Company and your and its subsidiaries and affiliates, the Transactions and the other transactions contemplated hereby, including all financial information and projections with respect to you and your subsidiaries giving pro forma effect to the Transactions (such projections, the “Projections”), as JPMorgan may reasonably request in connection therewith. In the case of the Five-Year Facilities, you agree to assist, at the request of JPMorgan, in preparation of an additional version of the Information Materials

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(the “Public Side Version”) to be used by prospective lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to you, the Company, your or its subsidiaries and affiliates and your or its securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to your, the Company’s or your or its subsidiaries’ or affiliates’ securities or obligations. Before distribution of any Information Materials with respect to the Five-Year Facilities, you agree to execute and deliver to us (a) a letter in which you authorize distribution of the Information Materials to a prospective lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that our Public-Siders consisting of publishing debt analysts may participate in any public-side meetings or conference calls held pursuant to clause (d) of the immediately preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls until the syndication of the Five-Year Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Five-Year Facilities to trade. You agree that the following documents may be distributed to both Private-Siders and Public-Siders unless you advise JPMorgan in writing within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (i) administrative materials prepared by us for prospective lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (ii) notification of changes in the terms of the Five-Year Facilities and (iii) other materials intended for prospective lenders after the initial distribution of the Information Materials (which other materials shall be provided to you reasonably in advance of their distribution to such prospective lenders). If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You hereby authorize us to distribute drafts of the definitive documentation for the Five-Year Facilities to Private-Siders and Public-Siders.
     You hereby represent and warrant that (a) all information, other than the Projections and information of general economic nature (the “Information”), that has been or will be made available to us by or on behalf of you, the Company, your or its subsidiaries or affiliates or representatives of any of the foregoing, is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (it being understood that, prior to the consummation of the Acquisition, the foregoing representation and warranty, insofar as it is made with respect to Information furnished by the Company, its subsidiaries or affiliates or representatives of the foregoing, is made to the actual knowledge of your officers and employees involved in the Transactions) and (b) the Projections that have been or will be made available to us by or on behalf of you, your subsidiaries or affiliates or representatives of the foregoing have been and will be prepared in good faith based upon assumptions that in your good faith opinion are reasonable at the time the Projections are made available to

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us, it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ materially from the projected results. You agree that if at any time prior to the completion of the arrangement of the Five-Year Facilities the representation and warranty in the immediately preceding sentence would not be true if the Information and Projections were being furnished and such representation and warranty were being made at such time, then you will promptly supplement the Information and the Projections so that such representation or warranty would be true in all material respects under those circumstances. In syndication and arranging the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
     As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to structure, arrange and syndicate the Facilities, you agree to pay (or to cause to be paid) to us the fees set forth in the Interim Facilities Term Sheet and such term sheet as may be agreed upon for the Five-Year Facilities (such term sheet, together with the Interim Facilities Term Sheet, being referred to herein as the “Term Sheets”)) and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth in the Fee Letter.
     JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject to (a) there not having occurred or come to our attention since December 31, 2006, a material adverse change in or condition affecting the business, assets, operations, financial condition, liabilities (including contingent liabilities), material agreements or prospects of Technitrol, the Company and their subsidiaries, taken as a whole, (b) JPMorgan’s satisfaction that there shall be no competing issues of debt securities or commercial bank or other credit facilities of Technitrol, the Company or your or its subsidiaries being offered, placed or arranged (other than any such offerings, placements or arrangements in connection with the Facilities), (c) payment of all fees and expenses referred to herein and in the Fee Letter, (d) JPMorgan’s having been afforded a period of at least 20 consecutive business days following the completion of the Confidential Information Memorandum to syndicate the Five-Year Facilities, (e) the negotiation, execution and delivery of definitive documentation with respect to the Five-Year Facilities or the Interim Facilities, as the case may be, prepared by counsel for JPMCB, consistent with the applicable Term Sheet and reasonably satisfactory to JPMCB and you and (f) the other conditions set forth in the applicable Term Sheet. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of JPMCB, JPMorgan and you.
     You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and their affiliates, and their respective officers, directors, employees, agents, advisors, representatives and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions, the

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Facilities and any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, investigation or proceeding is brought by you or by a third party, and to reimburse each such indemnified person upon demand for all reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses to the extent they are found in a final nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse JPMCB and JPMorgan from time to time for all reasonable out-of-pocket expenses (including expenses of JPMCB’s or JPMorgan’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter and the definitive documentation for the Facilities; provided that your obligation under this clause (b) in respect of fees, disbursements and other charges of counsel incurred prior to December 13, 2007 will be limited to $50,000. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.
     You acknowledge that JPMCB, JPMorgan and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of JPMCB, JPMorgan or any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by JPMCB, JPMorgan or any of their affiliates of services for other companies, and none of JPMCB, JPMorgan or any of their affiliates will furnish any such information to other companies. You also acknowledge that none of JPMCB, JPMorgan or any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries or affiliates, confidential information obtained by JPMCB, JPMorgan or any of their affiliates from other companies.
     You agree that we will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between us, on the one hand, and you, the Company or your or its subsidiaries, affiliates or stockholders, on the other. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us and you, (b) in connection therewith and with the process leading to such transactions, we are acting solely as a principal and not as agents or fiduciaries of you, the Company, your or its subsidiaries and affiliates or any other person, and we have not assumed (and will not be deemed on the basis of our

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communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, the Company, your or its subsidiaries or affiliates or any other person (irrespective of whether we or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate.
     This Commitment Letter and the commitment hereunder shall not be assignable by you (it being understood that, as provided in the Term Sheet, the borrowers under the Facilities may include entities other than Technitrol) without the prior written consent of JPMCB and JPMorgan, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by JPMCB, JPMorgan and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. JPMCB and JPMorgan may perform the duties and activities described hereunder through any of their affiliates, and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
     You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder. You agree that service of any process, summons, notice or document by registered mail addressed to you at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we agree that a final judgment (as to which no appeal is pending) in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and us and may be enforced in any other courts to whose jurisdiction you or we are or may be subject, by suit upon judgment. You and we hereby irrevocably waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any

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party related to or arising out of the Transactions, this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder.
     JPMCB hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and each of the lenders may be required to obtain, verify and record information that identifies you, the Company and the subsidiary guarantors, which information may include their name and address and other information that will allow each of JPMCB and the lenders to identify such persons in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of JPMCB and the lenders.
     You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter, the contents of any of the foregoing or the activities of JPMCB or JPMorgan pursuant hereto or thereto to any person without the prior approval of JPMCB and JPMorgan, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your directors, officers, employees, attorneys, accountants and advisors directly involved in the consideration of the Transactions on a confidential and need-to-know basis (except that neither the Fee Letter nor the contents thereof may be disclosed to your financial advisors) and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law) and (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof) (i) to the Sellers, the Company and their respective directors, officers, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, and (ii) to S&P and Moody’s in connection with the obtaining of ratings for the Five-Year Facilities.
     Each of JPMCB and JPMorgan agrees to keep confidential, and not to publish, disclose or otherwise divulge, confidential information obtained from you or your representatives in the course of performing the services hereunder, except that each of us may disclose such confidential information (a) to its and its affiliates’ directors, officers, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis, provided that, prior to any disclosure to the foregoing persons, JPMorgan or JPMCB, as applicable, will advise such persons of the confidentiality obligations set forth in this paragraph, (b) on a confidential basis to any potential lender pursuant to our normal procedures designed to protect the confidentiality of such information and subject to customary confidentiality undertakings by such potential lender (and any such potential lender may disclose such confidential information to its directors, officers, employees, attorneys, accountants and advisors in connection with the syndication of the Facilities, on a confidential and need-to-know basis), (c) as required by applicable law, regulation or compulsory legal process (in which case such person shall, to the extent permitted by law, promptly notify you thereof in advance of any disclosure so as to enable you to seek a protective order), (d) to the extent requested by any bank or other regulatory authority having jurisdiction or oversight over it or its affiliates, (e) to the extent such confidential information (i) becomes publicly available other than as a

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result of a breach of this agreement by it, (ii) becomes available to it from a source other than you or your representatives, which source is not known by it to be under a duty of confidentiality to you with respect to such information, or (iii) was available on a non-confidential basis to it prior to the disclosure to it by or on behalf of you, (f) to S&P and Moody’s in connection with the obtaining of ratings for the Five-Year Facilities, (g) to the extent you shall have consented to such disclosure in writing or (h) in protecting and enforcing its rights with respect to this Commitment Letter and the Fee Letter. Each of JPMorgan and JPMCB accepts responsibility for compliance by the persons referred to in clause (a) above with the provisions of this paragraph. The agreements set forth in this paragraph shall terminate on the date that is 24 months after the date hereof; provided that the foregoing shall not affect the rights and obligations of the parties to the definitive documentation for the Facilities with respect to the confidentiality agreements set forth therein.
     The compensation, reimbursement, indemnification, jurisdiction, choice of law, jurisdiction and waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder.
     Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to JPMCB the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on January 11, 2008, failing which JPMCB’s commitment hereunder and JPMCB’s and JPMorgan’s agreements herein will expire at such time. In the event that the initial borrowing under the Facilities does not occur on or before March 31, 2008, then this Commitment Letter and JPMCB’s commitment hereunder and JPMCB’s and JPMorgan’s agreements herein shall automatically terminate unless JPMCB and JPMorgan shall, in their discretion, agree to an extension. In addition, JPMCB’s commitment hereunder and JPMCB’s and JPMorgan’s agreements herein, in each case, with respect to the Interim Facilities shall automatically terminate upon the effectiveness of the Five-Year Facilities.
[The remainder of this page is blank.]

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     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Lee P. Brennan Name: Lee P. Brennan
Title: Senior Vice President

J.P. MORGAN SECURITIES INC.,

by	/s/ Robert Anastasio

Name: Robert Anastasio
Title: Vice President

Accepted and agreed to as of the date first written above:

TECHNITROL, INC.,

by	/s/ Drew A. Moyer
Name: Drew A. Moyer
Title: SVP & CFO

CONFIDENTIAL	EXHIBIT A
Project Hummingbird
$200,000,000 Interim Senior Term Loan Facility
$300,000,000 Interim Senior Revolving Credit Facility
Summary of Principal Terms and Conditions
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

Borrowers:	One or more companies that are part of the consolidated group of Technitrol, Inc., a Pennsylvania corporation (“Parent”), as agreed by Parent and the Arranger, which companies may include Parent and one or more domestic or foreign subsidiaries of Parent.

The borrowers under the Term Facility are collectively referred to as the “Term Borrowers” and the borrowers under the Revolving Facility are collectively referred to as the “Revolving Borrowers”. The Term Borrowers and the Revolving Borrowers are collectively referred to as the “Borrowers”.

Transactions:	Parent intends to acquire (the “Acquisition”) all the outstanding share capital of Sonion A/S, a company organized under the laws of Denmark (the “Company”). In connection with the foregoing, (a) Parent, one or more subsidiaries of Parent and each shareholder of the Company (other than certain management shareholders) (collectively, the “Sellers”) will enter into a share purchase agreement (together with schedules, exhibits and other definitive documentation related thereto, the “Purchase Agreement”) and (b) pursuant to the Purchase Agreement, Parent will indirectly acquire all the outstanding share capital of the Company from the Sellers, with the result that the Company will become an indirect wholly-owned subsidiary of Parent.

In connection with the Acquisition, (a) on the date on which the Acquisition is consummated (the “Closing Date”), in the event the Five-Year Facilities referred to in the Commitment Letter to which this Exhibit A is attached have not been successfully arranged, (i) the Term Borrowers will obtain the Term Facility and (ii) the Revolving Borrowers will obtain the Revolving Facility, in each case as described below, (b) all amounts outstanding under the Company’s existing Credit Agreement dated as of March 14, 2006 (the “Existing Sonion Credit Agreement”) and certain other indebtedness of the Company will be repaid and all related commitments terminated (such repayment and termination being referred to as the “Existing Sonion Debt Repayment”), (c) all amounts outstanding under Parent’s Credit Agreement dated as of October 14, 2005 (the “Existing Technitrol Credit Agreement”) will be repaid and all related commitments terminated (such repayment and termination being referred to as the “Existing Technitrol Debt Repayment”) and (d) fees and expenses incurred in connection with the foregoing will be paid. The Acquisition and the other transactions described under this heading or contemplated hereby are collectively referred to as the “Transactions”.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of financial institutions (the “Lenders”). Certain administrative tasks may be performed by branches or affiliates of the Administrative Agent.

Sole Lead Arranger and Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

Interim Facilities:
(A) A senior term loan facility in a principal amount of $200,000,000 (the “Term Facility”). All or a portion of the loans under the Term Facility may be made available in US Dollars, euros or any other currency that the Arranger and the Borrower may agree upon.

(B) A senior revolving credit facility in a principal amount of $300,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Interim Facilities”). A portion of the Revolving Facility may be made available to one or more non-US Revolving Borrowers in US Dollars, euros and other currencies to be agreed upon by the Arranger and the Borrower. Loans in non-US currencies will be made by Lenders or subgroups of Lenders on terms and under procedures to be agreed upon. In addition, up to an amount to be agreed upon of the Revolving Facility will be available to the Revolving Borrowers in the form of letters of credit (“Letters of Credit”).

Purpose:
(A) The proceeds of loans under the Term Facility will be used on the Closing Date solely (i) to finance the Existing Sonion Debt Repayment and (ii) to pay a portion of the consideration payable in connection with the Acquisition (or to repay intra-day loans incurred in connection therewith) and to pay fees and expenses relating to the Transactions.

(B) The proceeds of loans under the Revolving Facility will be used (i) to finance the Existing Technitrol Debt Repayment, (ii) to pay a portion of the consideration payable in connection with the Acquisition and (iii) for general corporate purposes of Parent and its subsidiaries (including the payment of fees and expenses relating to the Transactions). Letters of Credit will be used to support obligations of Parent and its subsidiaries incurred in the ordinary course of business.

Availability:	(A) The full amount of the Term Facility will be available to be drawn in a single drawing on the Closing Date. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

(B) The full amount of the Revolving Facility will be available on and after the Closing Date and prior to the final maturity of the Revolving Facility in minimum principal amounts and integral multiples in excess thereof to be agreed upon and (ii) on the Closing Date, after giving effect to any borrowings to be made in connection with the Acquisition, there shall be no less than $50,000,000 of unused commitments available under the Revolving Facility. Amounts prepaid under the Revolving Facility may be reborrowed, subject to satisfaction of the applicable conditions to borrowing.

Swingline Loans:	JPMCB (in such capacity, the “Swingline Lender”) will make available to the Revolving Borrowers organized in the United States a swingline facility under which such Revolving Borrowers may make short-term borrowings in US dollars in an aggregate principal amount not in excess of an amount to be agreed upon. Upon notice from the Swingline Lender, Lenders under the Revolving Facility will be irrevocably and unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility. Except for purposes of calculating the commitment fee described in Annex I hereto, swingline loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Letters of Credit:	Letters of Credit will be issued by JPMCB or one or more other Lenders that shall have agreed to do so (each, an “Issuing Bank”). Each Letter of Credit will expire not later than the fifth business day prior to the final maturity of the Revolving Facility. In addition to being available in US dollars, Letters of Credit will be available in euros and certain other non-US currencies on terms and under procedures to be agreed upon.

Drawings under any Letter of Credit will be reimbursed by the applicable Revolving Borrower on the same business day. Lenders under the Revolving Facility will be irrevocably and unconditionally obligated to acquire participations in each Letter of Credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event such Revolving Borrower does not reimburse an Issuing Bank for drawings on the same business day.

The issuance of Letters of Credit will be subject to the customary procedures of the Issuing Banks.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	(A) The Term Facility will mature, and all loans outstanding thereunder will be payable in full, on the date that is 364 days after the Closing Date.

(B) The Revolving Facility will mature, and commitments thereunder will terminate and all loans and other extensions of credit thereunder will be payable in full, on the date that is 364 days after the Closing Date.

Guarantees:	All obligations under the Interim Facilities, and all obligations of Parent and its subsidiaries under any interest rate protection or other hedging arrangements and cash management arrangements, in each case, entered into with Lenders or affiliates of Lenders (“Hedging/ Cash Management Arrangements”), will be unconditionally guaranteed, jointly and severally, by Parent and each existing and subsequently acquired or organized direct or indirect US subsidiary of Parent (other than immaterial subsidiaries to be agreed upon). In addition, the obligations of non-US Borrowers under the Interim Facilities will be unconditionally guaranteed by material non-US subsidiaries of Parent to be agreed upon to the extent such non-US guarantees are permitted by applicable law.

Security:	Initially, none.

On the date that is 180 days after the Closing Date (the “Pledge Effectiveness Date”), the obligations under the Interim Facilities and the Hedging/Cash Management Arrangements will be secured on a first-priority basis by pledges of equity interests in material non-US subsidiaries of Parent owned by Parent and each subsidiary that is required to guarantee such obligations; provided that such pledges will not include (a) any equity interests of any foreign subsidiary that is not a first-tier foreign subsidiary or (b) more than 65% of the voting equity interests of any first-tier foreign subsidiary (except that pledges of equity interests will be as agreed by Parent and the Arranger insofar as they secure obligations of foreign subsidiaries of Parent).

All the above-described pledges shall be created on terms, and pursuant to documentation, satisfactory to the Administrative Agent.

Optional Prepayments/Reductions in Commitments:	Optional prepayments, in whole or in part, of loans under the Interim Facilities and optional permanent reductions, in whole or in part, of the unused commitments under the Revolving Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of any Adjusted LIBOR loan other than on the last day of the applicable interest period.

Representations and Warranties:	Usual for facilities and transactions of this type, including representations and warranties with respect to existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; no internal control event; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; margin regulations; Investment Company Act; disclosure; compliance with laws; intellectual property and licenses; foreign obligors; solvency; information with respect to loan parties; OFAC compliance; perfection of security interests; and labor matters.

Conditions Precedent to the Initial Extension of Credit:	Those specified in Annex II hereto.

Conditions Precedent to All Extensions of Credit:	Delivery of a borrowing notice, accuracy of representations and warranties and absence of defaults.

Conditions Precedent to Initial Extensions of Credit to New Revolving Borrowers:	The making of the initial extension of credit under the Facility to a newly designated Revolving Borrower will be conditioned upon (a) the delivery of a joinder agreement in respect of such Revolving Borrower, (b) the guarantee and, on and after the Pledge Effectiveness Date, collateral requirements set forth in the definitive credit documentation having been satisfied with respect to such Revolving Borrower and each subsidiary and parent entity thereof, (c) the delivery of such evidence of authority and legal opinions as may be reasonably requested by the Administrative Agent and (d) the delivery of information under “know your customer” and anti-money laundering rules and regulations (including the Patriot Act).

No subsidiary may be designated as a Revolving Borrower if it shall be unlawful for such subsidiary to borrow or for any Lender to lend to such subsidiary under the Revolving Facility.

Affirmative Covenants:	Usual for facilities and transactions of this type, including covenants with respect to delivery of financial statements, certificates and other information; notices; payment of obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; approvals and authorizations; additional subsidiary guarantors; ERISA compliance; pledged assets; and further assurances.

Negative Covenants:	Usual for facilities and transactions of this type, including covenants with respect to liens; investments, including loans, advances and guarantees; indebtedness (with additional limitations on subsidiary indebtedness and a requirement that any permitted Takeout Financing (to be defined) be applied to the repayment of borrowings and termination of commitments under the Interim Facilities); fundamental changes; dispositions (including sale and leaseback transactions); restricted payments; change in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; capital expenditures; leases; hazardous materials; indemnification; prepayment of indebtedness; and changes in organization documents, changes in fiscal year and changes in state of formation and form of entity of loan parties and other covenants to be agreed upon to protect the benefits of any foreign subsidiary guarantees. For purposes of the definitive credit agreement (including the financial covenants set forth below), precious metals leases shall be treated in a manner substantially similar to the treatment thereof under the Existing Technitrol Credit Agreement.

Financial Covenants:	To include the following (with definitions of financial terms to be agreed):

(A) Maximum Leverage Ratio. A maximum ratio to be agreed upon by Parent and the Arranger of (i) Indebtedness to (ii) Consolidated EBITDA, with step downs to be agreed upon.

(B) Minimum Fixed Charge Coverage Ratio. A minimum ratio to be agreed upon by Parent and the Arranger of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, with step ups to be agreed upon.

Events of Default:	Usual for facilities and transactions of this type, including nonpayment of principal, interest or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default and cross acceleration to material other indebtedness (including material obligations arising upon the occurrence of termination events under swap contracts or the occurrence of any default under any precious, semi-precious or other metal leases, consignments or similar arrangements, consistent with the Existing Technitrol Credit Agreement); bankruptcy and insolvency events; material judgments; ERISA; actual or asserted invalidity of guarantees and, on and after the Pledge Effectiveness Date, security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans and commitments under the Interim Facilities (the “Required Lenders”), except that (a) the consent of each Lender adversely affected thereby will be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of final maturity, (iv) releases of material guarantees (other than in connection with a disposition of the relevant guarantor permitted by the definitive credit agreement) and (v) on and after the Pledge Effectiveness Date, releases of liens on all or substantially all the collateral, (b) the consent of each Lender will be required with respect to modifications of (i) the voting percentage set forth in the definition of the term “Required Lenders” and (ii) pro rata provisions and (c) the consent of Lenders holding more than 50% of any class of loans and commitments under the Interim Facilities shall be required with respect to any amendment that by its terms adversely affects the rights of such class in a manner different from its effect on the rights of other classes. The consent of the Administrative Agent, each Issuing Bank and the Swingline Lender will be required to amend, modify or otherwise affect their respective rights and duties.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including protection with respect to breakage costs, changes in capital requirements or their interpretation, changes in circumstances or reserve requirements, illegality and taxes (including withholding taxes, other than any such withholding taxes imposed by the United States and in effect on the date of the definitive credit agreement).

Assignments and Participations:	The Lenders will be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) Parent, unless an event of default has occurred and is continuing or such assignment is an assignment (A) under the Term Facility to a Lender, an affiliate of a Lender or an approved fund or (B) under the Revolving Facility to a Lender with a commitment thereunder immediately prior to such assignment, (b) the Administrative Agent and (c) in the case of assignments under the Revolving Facility, each Issuing Bank and the Swingline Lender. Each assignment (except an assignment of the entire remaining principal amount of the assigning Lender’s loans or commitments or an assignment to another Lender, an affiliate of a Lender or an approved fund) will be in a minimum amount of $1,000,000, unless otherwise agreed by the Administrative Agent and Parent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Interim Facilities.

The Lenders will be permitted to participate loans and commitments under the Interim Facilities without restriction. Voting rights of participants will be limited to customary matters.

Expenses and Indemnification:	All reasonable out-of-pocket expenses of the Administrative Agent, the Arranger and their affiliates associated with the syndication of the Interim Facilities and the preparation, execution, delivery, administration, waiver or modification and enforcement of the definitive documentation for the Interim Facilities (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrowers. In addition, all out-of-pocket expenses of any Lender (including the fees, disbursements and other charges of counsel) for enforcement costs and documentary taxes associated with the Interim Facilities are to be paid by the Borrowers.

The Borrowers will indemnify the Administrative Agent, the Arranger, the Lenders and their affiliates and their respective directors, officers, employees, agents, advisors, representatives and controlling persons, for, and hold them harmless from and against, all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person in connection with the Transactions, the Interim Facilities or any transaction contemplated thereby or any related claim, litigation, investigation or other proceeding (whether or not any such person is a party thereto and irrespective of whether any of the foregoing is brought by a Borrower or by a third party); provided that such indemnity shall not, as to any indemnitee, be available to the extent that such costs, expenses and liabilities are found in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I
to EXHIBIT A

Interest Rates:	The interest rates under the Interim Facilities will be, at the option of the applicable Borrower, Adjusted LIBOR plus 1.25% per annum or ABR plus 0.25% per annum (such spreads being referred to as the “Spreads”). The Spreads will increase to be Adjusted LIBOR plus 2.00% per annum or ABR plus 1.00% per annum on the date that is 180 days after the Closing Date.

All swingline loans will be ABR loans.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.

“ABR” means the higher of (a) JPMCB’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1% per annum.

Interest Periods:	Adjusted LIBOR borrowings may be made for interest periods of one, two, three or six months, as selected by the applicable Borrower.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding Letters of Credit. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s commitment under the Revolving Facility. In addition, Parent shall pay to each Issuing Bank, for its own account, (a) a fronting fee separately agreed between such Issuing Bank and Parent on the aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank and (b) customary issuance and administration fees.

Commitment Fees:	Parent shall pay a commitment fee of 0.275% per annum on the average daily unused portion of the Revolving Facility. The commitment fee will increase to 0.50% per annum from and including the date that is 180 days after the Closing Date.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum. Such default interest shall also be payable, upon request of the Required Lenders, at any time

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when an Event of Default shall have occurred and is continuing.

General:	Interest and fees will be payable in arrears on the basis of a 360-day year (in the case of ABR loans based on JPMCB’s Prime Rate, on the basis of a year of 365-days (or 366 days in a leap year)), in each case calculated on the basis of the actual number of days elapsed. Interest on Adjusted LIBOR loans will be payable on the last day of the applicable interest period (and, in the case of Adjusted LIBOR loans with interest periods longer than three months, at the end of each three months) and upon prepayment, and on ABR loans quarterly and upon prepayment. Fees under the Revolving Facility will be payable quarterly and upon maturity or termination of commitments under the Revolving Facility.

CONFIDENTIAL	ANNEX II to EXHIBIT A
Project Hummingbird
$200,000,000 Interim Senior Term Loan Facility
$300,000,000 Interim Senior Revolving Credit Facility
Summary of Additional Conditions Precedent
     The initial borrowing under the Interim Facilities will be subject to the following conditions precedent. Capitalized terms used in this Annex II shall have the meanings set forth in Exhibit A attached to the Commitment Letter to which this Annex II is attached (the “Commitment Letter”).
     (a) The Purchase Agreement shall be reasonably satisfactory to JPMorgan and JPMCB. The conditions set forth in the Purchase Agreement shall have been satisfied and the Acquisition shall have been consummated, or shall substantially concurrently with the initial borrowing under the Interim Facilities be consummated, in accordance with applicable law and the Purchase Agreement (in each case without giving effect to any waivers or amendments that, individually or in the aggregate, could have consequences adverse to the Lenders in any material respect and that have not been consented to by the Arranger).
     (b) All amounts outstanding under the Existing Sonion Credit Agreement shall have been, or substantially concurrently with the initial borrowing under the Interim Facilities shall be, repaid, and all commitments thereunder and liens created in connection therewith shall have been, or substantially concurrently with the initial borrowing under the Interim Facilities shall be, terminated and released.
     (c) Parent shall have repaid, or shall substantially concurrently with the initial borrowing under the Interim Facilities repay, all amounts outstanding under the Existing Technitrol Credit Agreement, and all commitments thereunder and liens created in connection therewith shall have been, or shall substantially concurrently with the initial borrowing under the Interim Facilities be, terminated and released.
     (d) After giving effect to the Transactions and the other transactions contemplated hereby, (i) none of Parent, the Company or any of their respective subsidiaries shall have outstanding any indebtedness or preferred stock, other than (A) loans and other extensions of credit under the Interim Facilities and indebtedness refinancing or replacing the Interim Facilities and (B) other limited indebtedness to be agreed upon by Parent and the Arranger, and (ii) the Company shall have no outstanding share capital (or any warrants or securities convertible into, or exchangeable or exercisable for, share capital) other than share capital owned by Parent and its subsidiaries and treasury shares owned by the Company.
     (e) The Arranger shall have received (i) audited consolidated balance sheets and related consolidated statements of income and cash flows of each of Parent and the Company and their respective consolidated subsidiaries for the three most recently completed fiscal years, excluding the fiscal year ending December 31, 2007, if

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audited statements for such year are not yet available (and the audit reports for such financial statements shall not be subject to any qualification) and (b) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of each of Parent and the Company and their respective consolidated subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, which financial statements shall be prepared in accordance with GAAP or, in the case of the Company and its consolidated subsidiaries, IFRS.
     (f) The Administrative Agent shall have received an unaudited pro forma consolidated balance sheet of Parent as of the Closing Date and the related consolidated statements of income and cash flows of Parent for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, in each case prepared in accordance with GAAP and giving effect to the Transactions and the other transactions contemplated hereby.
     (g) The Administrative Agent shall have received the consolidated financial projections of Parent, prepared in accordance with GAAP and giving effect to the Transactions and the other transactions contemplated hereby, for the fourth fiscal quarter of 2007 and for the years 2008 through 2012 (which projections, in the case of projections for 2008 and 2009, shall be presented on a quarterly basis). Such projections shall be consistent in all material respects with the financial information heretofore provided to the Arranger and shall be reasonably satisfactory to the Arranger.
     (h) The Administrative Agent shall have received customary evidence of organization, existence, good standing and authority, customary legal opinions, a customary solvency certificate and other customary closing certificates.
     (i) The Administrative Agent shall have received the results of customary lien searches. The guarantees shall have been executed and shall be in full force and effect, or substantially simultaneously with the initial borrowing under the Interim Facilities shall be executed and in full force and effect.
     (j) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested in writing not less than five business days prior to the Closing Date.